Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Performance Sports Group Ltd. (the “Company”, formerly known as Bauer Performance Sports Ltd.):

We consent to the use of our report dated August 7, 2013, with respect to the consolidated Statements of Financial Position of the Company as of May 31, 2013 and 2012, and the related consolidated statements of comprehensive income, changes in equity and cash flows, for the years then ended, incorporated herein by reference in this Amendment No. 1 to the Registration Statement on Form F-10 (the “Registration Statement”) and to the reference to our firm under the heading “Experts” in the prospectus which is part of the Registration Statement.

/s/ KPMG LLP

Boston, MA
June 19, 2014